Exhibit 21

Name of Subsidiary	Jurisdiction of Organization	% Owned

Winner Group Limited	Cayman Islands	100%

Winner Industries (Shenzhen) Co., Ltd.	People's Republic of China	100%

Winner Medical & Textile Ltd. Zhuhai	People's Republic of China	100%

Winner Medical & Textile Ltd. Jingmen	People's Republic of China	100%

Hubei Winner Textiles Co., Ltd.	People's Republic of China	100%

Winner Medical & Textile Ltd. Yichang	People's Republic of China	100%

Winner Medical & Textile Ltd. Jiayu	People's Republic of China	100%

Winner Medical & Textile Ltd. Chongyang	People's Republic of China	100%

Winner Medical (Huanggang) Co., Ltd.	People's Republic of China	100%

Shanghai Winner Medical Apparatus Co., Ltd.	People's Republic of China	60%

Winner Medical & Textile Ltd., Xishui	People's Republic of China	40%

Winner Medical Jordan Ltd.	The Hashemite Kingdom of Jordan	35%